UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 24, 2022

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held via webcast on May 24, 2022 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of twelve (12) directors of the Company, each to serve for the terms described in the proxy statement or until his or her successor is elected and shall qualify;

2.	To vote, on an advisory basis, to approve the executive compensation of the Company’s named executive officers, as described in this proxy statement;

3.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022; and

4.	Such other business as shall properly come before the Annual Meeting.

Due to the continuing impact of the COVID-19 virus and its variants, this year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2022. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 6, 2022 will be entitled to vote at the Annual Meeting.

If you are participating in the Annual Meeting by webcast, you may vote online during the meeting even if you have already returned your proxy.

Very truly yours,

Frank Sorrentino III
Chairman of the Board of Directors

Englewood Cliffs, New Jersey
April 14, 2022

Important notice regarding the availability of Proxy Materials for the Annual Meeting of
Shareholders to be held on May 24, 2022.

We are distributing our proxy materials to shareholders via the U.S. Securities and Exchange Commission’s “Notice and Access” rules. We believe this approach allows us to provide shareholders with a timely and convenient way to receive proxy materials and vote, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) beginning on or about April 14, 2022, rather than paper copies of the Proxy Statement, the proxy card and our annual report on Form 10-K for the fiscal year ended December 31, 2021. The Notice of Internet Availability contains instructions on how to access the proxy materials, vote and obtain, if desired, a paper copy of the proxy materials.

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 24, 2022

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held via webcast at 9:15 a.m. on May 24, 2022. We are holding our Annual Meeting via webcast to help ensure the health and safety of our shareholders, employees and directors due to the impact of the COVID-19 virus and its variants. Because the Annual Meeting is virtual and being held via live webcast, shareholders will not be able to attend the Annual Meeting in person but may participate by joining the live webcast. Please go to:

www.virtualshareholdermeeting.com/CNOB2022.

for instructions on how to participate in the Annual Meeting. Any shareholder may participate and listen live to the webcast of the Annual Meeting over the Internet at such site. Shareholders of record as of April 6, 2022 may vote and submit questions either in advance of or while participating in the Annual Meeting via the Internet by using the control number included in the on the proxy statement or proxy card. The webcast starts at 9:15 a.m. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place virtually on May 24, 2022. You are cordially invited to electronically participate in the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 6, 2022, will be entitled to vote at the Annual Meeting. On April 6, 2022, there were outstanding and entitled to vote 39,464,678 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 6, 2022 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc.), you may vote by proxy or online at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card;

●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions; or

●	Vote by mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

If you hold your shares in “street name”, i.e., through a broker or other custodian, you must follow the voting instructions provided to you by your broker or custodian.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke their proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;

●	filing with the Secretary of the Company written notice of such revocation; or

●	participating in the virtual Annual Meeting and voting online during the meeting.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting online or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

Pursuant to the New Jersey Business Corporation Act (“NJBCA”), directors are elected by the affirmative vote of a plurality of the votes cast. Notwithstanding the foregoing, in accordance with the Company’s Bylaws, each of the Company’s directors has submitted an irrevocable resignation from the Board, which shall become effective in the event such director does not receive at least a majority of the votes cast in any uncontested election. In such event, the director’s resignation will become effective at the earlier of (i) the selection of a replacement director by the Board of Directors, or (ii) 90 days after certification of such stockholder vote. Accordingly, in the event that a nominee for re-election to the Board receives a plurality of the votes cast, but not a majority, he or she shall be re-elected to the Board under the provisions of the NJBCA, but his or her service shall continue only until such resignation becomes effective. Therefore, as a practical matter, re-election to a new term on the Board requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The nonbinding resolution with respect to executive compensation, and the proposal for the ratification of the appointment of the independent registered public accountants, require the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented online or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;

●	FOR approval of the non-binding resolution with respect to executive compensation;

●	FOR ratification of the appointment of Crowe LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2022.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out-of-pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group, LLC against certain liabilities in connection with this proxy solicitation.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

Our twelve continuing directors have significant and varied operational, financial, risk, technology, corporate governance, leadership and other experience, and possess diversity of thought, gender and race. Over the past several years, we have enhanced the industry and Company-specific knowledge of our Board of Directors with fresh perspectives brought by our new directors. We believe that our directors are active and engaged and have the skills necessary to guide the Company as it grows, as our business strategy and the banking industry around us continue to evolve and as the financial services sector becomes ever more competitive.

Board Refreshment; Process for Identifying and Evaluating Nominees

The Board continually seeks to refresh and improve its composition and has added new directors both as a result of the acquisition of other insured institutions and through searches when it was determined that different skill sets or points of view were needed for the Board. Pursuant to the Nominating and Corporate Governance Committee Charter as approved by the Board, the Nominating and Corporate Governance Committee (the “NCG”) Committee is charged with the central role in the process relating to director nominations, including identifying, interviewing and selecting individuals who may be nominated for election to the Board of Directors. As part of the Board’s commitment to refreshment, a mandatory retirement age of 75 for directors has been adopted.

Since 2018, we have had four (4) new members join our Board of Directors.

The process the NCG Committee follows when it identifies and evaluates individuals to be nominated for election to the Board of Directors is as follows:

Identification

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The NCG Committee’s charter provides that there will be no differences in the manner in which the NCG Committee evaluates nominees recommended by shareholders and nominees recommended by the NCG Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the NCG Committee by the proponent of the candidate;

●	if requested, a review of reference letters from at least two sources determined to be reputable by the NCG Committee; and

●	a personal interview of the candidate, together with a review of such other information as the NCG Committee shall determine to be relevant.

Evaluation

The NCG Committee, in evaluating potential director candidates, conducts a check of the individual’s background, interviews the candidate, and determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above.

The biography of each of the nominees below contains information regarding the person’s tenure as a director, business experience, other director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences,qualifications, attributes or skills that caused the NCG Committee and the Board to determine that the person should serve as a director for the Company. The Board of Directors has determined that the Board as a whole must have the right diversity and complementary mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Company considers the following requirements for each of its members of the Board:

1)	Experience: Current and past work and Board experience; knowledge of the banking industry and financial services companies; familiarity with the operations of public companies; and business and management experience and acumen.

2)	Personal characteristics: Ability to work collaboratively with management and as a member of the Board; ability to think strategically and develop a strategic vision or central idea for the Company; familiarity with and participation in the local businesses and the communities served by the Bank; integrity, accountability and independence.

3)	Director commitment: Time and effort available to devote to being a director; awareness and ongoing education; attendance at Board and committee meetings and other Company functions; other board commitments; stock ownership; changes in professional responsibilities; and length of service.

4)	Team and Company considerations: Balancing director contributions; diversity of skills; and financial condition.

Board Performance Evaluations

The NCG Committee and the Board believes that an effective director evaluation process enables it to gain insights into the effectiveness of the Board, its committees and its individual members, with the goal of continually enhancing Board performance. In this regard, each year the Board, through the NCG Committee conducts an evaluation of the performance, effectiveness and fulfillment of fiduciary duties of the Board as a whole, and of the performance of each member of the Board. The Board evaluation process generally comprises:

●	an annual, overall board evaluation;

●	an annual, individual director evaluation; and

●	a background and skills matrix questionnaire.

The evaluation is accomplished through completion of a written questionnaire by each director. The responses are provided to the NCG Committee, on an anonymous basis, and then shared with the full Board, also on an anonymous basis.

The Board adopted a skills matrix that represents certain skills that the Board identified as particularly valuable to the effective oversight of the Company and execution of its business. The following matrix shows those skills and the number of directors having each skill, highlighting the diversity of skills on the Board, and the table below shows the length of tenure of our Board members.

Human Capital			X		X		X	X		X		X
C-Suite Experience	X	X	X	X	X	X		X	X	X		X
Business/Market Knowledge	X	X	X	X	X	X	X		X	X	X
Risk Management		X		X				X		X		X
Public Company Governance	X	X				X						X
Financial Services Industry		X		X		X			X	X
Finance, Audit & Tax		X		X						X		X
Large Complex Organization	X	X		X	X
Mergers & Acquisition	X	X	X	X	X							X
Capital Markets		X										X
Technology & Cybersecurity		X
Non-Financial Regulated Experience		X	X				X		X
Government Relations			X	X	X				X		X	X

Director Tenure
Less than 8 Years	10
8 – 15 Years	1
More than 15 Years	1
* Does not include prior service as a director of an acquired financial institution.

Diversity

Although we have not adopted a formal policy on diversity, the Board looks to promote corporate social responsibility and diversity when selecting candidates for Board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying viewpoints and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

As part of these efforts to promote corporate social responsibility, the following graphics summarize certain demographic characteristics of the Board of Directors:

Total Number of Directors: Twelve (12)

PART 1 – Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
# of Directors	1	11	0	0
PART II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	10	0	0
Two or more Races or Ethnicities	0	0	0	0
LBGTQ+	0
Did Not Disclose Demographic Background	0

Nominees for Director

For 2022, there are twelve (12) nominees for Director. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2023 Annual Meeting of Shareholders, and until his or her replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Frank Sorrentino III, Chairman of the Board and CEO	60	Chairman of the Board & Chief Executive Officer of the Company and the Bank.	2014 – 2022
Frank W. Baier, Director	56	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company.	2014 – 2022
Stephen T. Boswell, Lead Independent Director	68	President & Chief Executive Officer of Boswell Engineering.	2014 – 2022
Frank Huttle III, Director	68

Currently a partner at the law firm of Pashman Stein Walder Hayden P.C. Formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Formerly the President of Hudson Capital Properties, a real estate management and investment company, and Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 2018.

			2014 –2022
Michael Kempner, Director	64	President & Chief Executive Officer, MWWPR.	2014 – 2022
Nicholas Minoia, Director	66

Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.

			2009 – 2022
Anson M. Moise, M.D., Nominee	42

Member, Governing Board of Health East Ambulatory Surgical Center; Attending Physician, Englewood Hospital Medical Center; Chairman, YourDrs, a telemedicine software enterprise; Attending Physician, Holy Name Medical Center; Owner & Medical Director, Health East Medical Alliance, Medical Director, Health East Ambulatory Surgical Center; formerly attending physician at Hackensack University Medical Center.

			2021 – 2022
Katherin Nukk-Freeman, Director	53	Co-founder of Nukk-Freeman & Cerra PC, a law firm specializing in labor and employment law.	2018 – 2022
Joseph Parisi, Jr., Director	62	Chairman of the Board and CEO of Otterstedt Insurance Agency;	2014 –2022

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since - Expires
Daniel Rifkin, Director	51	Managing Partner of Rifkin & Company, CPA’s, LLP; President of PayServ Corporation; former Vice Chairman of Greater Hudson Bank.	2019 - 2022
Mark Sokolich, Director	58	Mayor of Fort Lee, New Jersey; Managing Partner of Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm.	2020 -2022
William A. Thompson, Director	64	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present).	1994 – 2022

____________________

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors participated in the Company’s 2021 virtual Annual Meeting of Shareholders.

Required Vote

IN ORDER TO BE ELECTED TO A FULL TERM ON THE BOARD OF DIRECTORS, DIRECTORS MUST RECEIVE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES VOTING AT THE ANNUAL MEETING. SEE “WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?” ABOVE.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

CERTAIN INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 60: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with the former ConnectOne Bancorp, Inc. (“Legacy ConnectOne”) on July 1, 2014 (the “Merger”). Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founding organizer of the Bank and a builder and construction manager in Bergen County, New Jersey. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 68: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 56: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Frank Huttle III, Director, 68: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle is a partner at the law firm of Pashman Stein Walder Hayden P.C., and was formerly a partner and of counsel to the law firm of Decotiis, Fitzpatrick, Cole and Giblin. Mr. Huttle also served as the Mayor of the City of Englewood, New Jersey until December 31, 2018. Prior to entering his legal practice in 1988, he was a Partner with Touche Ross & Co. Mr. Huttle also served as President of Hudson Capital Properties, a real estate management and investment company, and as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 64: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and marketing experience and has served as President and Chief Executive Officer for MWWPR since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 66: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Anson M. Moise, M.D., Director, 42: Dr. Moise is a physician, graduating from Cornell Medical College and board certified in both anesthesiology and pain management. Dr. Moise currently serves as a member of the Governing Board of the Health East Ambulatory Surgical Center and as an attending physician at several area hospitals. He also serves as the Chairman of YourDrs Inc., a telemedicine software company, and an owner of Health East Medical Alliance. He previously served as the Medical Director, Pain Specialists of New York & New Jersey. He is the co-founder of a substance abuse clinic, which helps those addicted to opioids and other illicit drugs. Dr. Moise is a long-time resident of our Bergen County market area, and is deeply committed to the community through his medical practice and affiliations with medical organizations and associations. In addition, his viewpoints and experiences will help the Board better ensure that the Company serves all communities in its trade area. These factors led the Nominating and Corporate Governance Committee to conclude that Dr. Moise would make a valuable contribution to the Board.

Katherin Nukk-Freeman, Director, 53, Ms. Nukk-Freeman is the co-founder of Nukk-Freeman & Cerra, P.C. a labor and employment law firm located in New York and New Jersey, as well as the co-founder of SHIFT HR Compliance Training. She has also served on the Board of Directors of the New York Society of Security Analysts (2010-2016), the Advisory Board of the Healthcare Businesswomen’s Association (2009 - 2019), as General Counsel to The Healthcare Marketing & Communications Council (2005 – 2009), on the Board of Trustees, Susan G. Komen Breast Cancer Foundation, Human Resources Committee (2004 – 2010), the Board of Trustees, The New Jersey Symphony Orchestra; Human Resources Committee (1999-2008) and the Board of Directors of the Commerce and Industry Association of New Jersey (2013 – 2016). Ms. Nukk-Freeman’s expertise in employment law, and best business practices in Human Resources and Diversity, Equity and Inclusion, coupled with her entrepreneurial undertakings, provides the Board with a unique and invaluable perspective.

Joseph Parisi, Jr., Director, 62: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served in various roles as account executive, claims executive, branch manager, COO, President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Daniel Rifkin, Director, 51: Mr. Rifkin has been a certified public accountant since 1993 and, since 1999, has served as the Managing Partner of Rifkin & Company, LLP. In such role, Mr. Rifkin provides accounting services to both business enterprises and individuals, including tax planning, tax preparation, compilations, audits, and reviews. In addition, he serves as the President of Payserv Corporation, a payroll processing and human resource management company. Mr. Rifkin is a member of the American Institute of CPAs and the New York State Society of CPAs. Mr. Rifkin joined the Board of Directors in connection with the acquisition by the Company of Greater Hudson Bank, effective as of January 2, 2019. During his tenure at Greater Hudson Bank, he served as Vice Chairman from 2008 until its acquisition, and as Audit Committee Chairman for approximately five years. Mr. Rifkin’s expertise in accounting matters, and as the proprietor of locally owned businesses, provides him with unique perspective valuable to the Company’s Board.

Mark Sokolich, Director, 58: Mr. Sokolich is an attorney and the Managing Partner of the Law Office of Mark J. Sokolich, a real estate, zoning and commercial law firm in Fort Lee, New Jersey, which he co-founded. Mr. Sokolich has been the Mayor of Fort Lee since 2008 and formerly served on the Fort Lee City Council for two years. Mr. Sokolich’s experience as a Mayor with expertise in municipal, redevelopment and real estate law would enable him to provide a dynamic and valuable perspective to the Board. Mr. Sokolich joined the Board of Directors in connection with the acquisition by the Company of Bank of New Jersey, effective as of January 2, 2020.

William A. Thompson, Director, 64: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 6, 2022 regarding common stock and other equity securities of the Company beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group, and by shareholders known to the Company to own at least 5% of the Company’s issued and outstanding shares of common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

			Percentage of
	Shares of		Common Stock
	Common Stock		Beneficially Owned
Directors:
Frank Sorrentino III	772,359	(1)	1.96%
Frank W. Baier	95,718		0.24%
Stephen T. Boswell	290,881	(2)	0.74%
Frank Huttle III	175,225	(3)	0.44%
Michael Kempner	358,674	(4)	0.91%
Nicholas Minoia	54,014	(5)	0.14%
Anson Moise	1,605		0.00%
Katherin Nukk-Freeman	12,865	(6)	0.03%
Joseph Parisi Jr.	217,915	(7)	0.55%
Daniel Rifkin	204,113	(8)	0.52%
Mark Sokolich	89,115		0.23%
William A. Thompson	101,942	(9)	0.26%
Executive Officers Who Are Not
Directors:
William S. Burns	97,130		0.25%
Christopher Ewing	41,222		0.10%
Elizabeth Magennis	100,818	(10)	0.26%
Laura Criscione	90,581	(11)	0.23%
As a Group (16 persons)	2,704,167		6.58%

5% Shareholders:
Black Rock, Inc.	2,872,220	(12)	7.28%
Dimensional Fund Advisors LP	2,336,433	(13)	5.92%
____________________

(1)	Includes 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA, and (ii) 416 shares held by Mr. Sorrentino’s spouse in her IRA Account.

(2)	Includes (i) 237,354 held by an irrevocable trust for benefit of Mr. Boswell’s spouse and descendants (of which the reporting person's spouse, adult daughter and unrelated third person are trustees), and to which Mr. Boswell has no economic interest and (ii) 25,500 held by an irrevocable trust for the benefit of Mr. Boswell and his descendants (of which an unrelated third person is trustee).

(3)	Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iii) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (iv) 158,744 shares held in the name of Mr. Huttle’s spouse, (v) 6,500 shares held by an LLC in which spouse is a member, (vi) 1,578 shares purchasable upon the exercise of stock options.

(4)	Includes (i) 1,578 shares purchasable upon the exercise of stock options and (ii) 277,066 common shares pledged as collateral for a loan.

(5)	Includes (i) 1,056 shares owned jointly an unaffiliated third-party, and (ii) 6,946 shares purchasable upon the exercise of stock options.

(6)	Includes (i) 2,500 shares held jointly with spouse and (ii) 2,250 shares held by Mrs. Nukk-Freeman's spouse in his IRA Account.

(7)	Includes (i) 37,869 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner and (ii) 8,038 shares held by Mr. Parisi as custodian for his children.

(8)	Includes (i) 16,194 shares held in the name of Stifel Nicolaus f/b/o Daniel Rifkin IRA, (ii) 154,994 shares owned jointly with Mr. Rifkin’s wife, and (iii) 16,856 shares held in the name of Stifel Nicolaus f/b/o Sheila Rifkin IRA.

(9)	Includes (i) 6,585 shares held by Mr. Thompson’s spouse and children, and (ii) 3,000 shares purchasable upon the exercise of stock options.

(10)	Includes 5,158 shares purchasable upon the exercise of stock options.

(11)	Includes 780 shares held as custodian for Ms. Criscione’s daughter.

(12)	All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2020. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(13)	All information regarding the number of shares beneficially owned and the percent of ownership by Dimensional Fund Advisors, LP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 12, 2020. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of fourteen (14) meetings in the year ended December 31, 2021. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2021, each of the Company’s Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the NASDAQ listing standards. In making this determination the Board has considered the following:

●	The Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director.

●	Several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for one of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch and (ii) Director Rifkin owns an interest in (x) an entity which owns the Bank’s Bardonia, New York branch, and (y) an entity which owns the Bank’s Blauvelt, New York branch. The Board has concluded that based on interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director.

Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer, is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen T. Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company. The board has formally adopted corporate governance guidelines and they are available at https://ir.connectonebank.com/documents-notifications/govdocs/default.aspx.

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial and accounting officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “About”, then “Investor Relations”, then “Documents and Notifications.”

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit and Risk Committee	Frank W. Baier*, Stephen T. Boswell, Frank Huttle III, Nicholas Minoia, and Daniel Rifkin
Nominating and Corporate Governance Committee	Frank Huttle III*, Nicholas Minoia, Katherin Nukk-Freeman and William A. Thompson
Compensation Committee	Stephen T. Boswell*, Katherin Nukk-Freeman, and William A. Thompson

*	Chairman

Audit and Risk Committee

We maintain an Audit and Risk Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit and Risk Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit and Risk Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit and Risk Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit and Risk Committee met four (4) times during 2021. The Board of Directors has adopted a written charter for the Audit and Risk Committee which is available on our website at www.connectonebank.com. The Board has determined that Frank W. Baier, a member of Audit and Risk Committee beginning in 2018, qualifies as an “audit committee financial expert” under the Rules and Regulations of the Securities and Exchange Commission.

Independence of Audit and Risk Committee Members

All members of the Audit and Risk Committee are “independent” under the NASDAQ listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit and Risk Committee charter.

Audit and Risk Committee Report

The Audit and Risk Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit and Risk Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit and Risk Committee.

In connection with this year’s financial statements, the Audit and Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe LLP, our independent auditors. We have discussed with Crowe LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe LLP their independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2021 for filing with the U.S. Securities and Exchange Commission.

Frank W. Baier (Chairman)
Stephen T. Boswell
Frank Huttle, III
Nicholas Minoia
Daniel Rifkin

Compensation Committee

During 2021, our Compensation Committee consisted of Stephen T. Boswell, Kathern Nukk-Freeman, and William A. Thompson.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers but does not participate in deliberations regarding his own compensation.

Independence of Compensation Committee Members

The Committee is comprised solely of independent directors.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;

●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;

●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;

●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and

●	interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in NASDAQ Rule 5605.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than for candidates who have previously served on the Board or who are recommended by the Board. The Company’s bylaws state that a nomination must be delivered to Company’s Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 50th day or earlier than the close of business on the 75th day prior to the anniversary of the preceding year’s annual meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The bylaws require a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Third Party Recommendations

In connection with the 2021 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

Frank Sorrentino III, the Company’s President and CEO, also serves as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of our predecessor company, believed that that structure had worked well for the predecessor company and noted the success that Mr. Sorrentino had in growing the predecessor company. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This, in turn, will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell is charged with presiding over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Majority Vote Requirement

Although the NJBCA provides that elections to the Board of Directors are approved under a plurality voting standard, the Company’s has adopted a “majority voting” standard in uncontested elections in its bylaws. Pursuant thereto, each director has delivered to the Board an irrevocable resignation, which shall become effective in the event that, in an uncontested election, such director receives fewer “for” votes than “against” or “withhold” votes. Such resignation shall become effective upon (i) the selection of a replacement director, or (ii) 90 days after certification of such stockholder vote. The Board believes that this strategy best places ultimate authority of Board composition in the hands of the Company’s shareholders.

Risk Oversight

In General

Risk is an inherent part of the business of banking. Financial risks faced by the Bank include credit risk relating to its loans and interest rate risk as it pertains to its entire balance sheet. The Bank is also exposed to non-financial risks relating to its operations, personnel, and regulatory environment, as well as extraneous risks surrounding regional and global socioeconomic conditions. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, such as the Audit and Risk Committee, which is chartered with the responsibility to oversee and manage the risk profile of the Bank. This is accomplished through risk assessments, periodic committee meetings, and reporting from risk owners and control functions. Other committees focus on risks arising from specific Company activities, including the Loan and Asset/Liability Committee of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

Cyber security risks are overseen by the Bank’s IT/Technology Committee, which is a management committee consisting of the Chief Executive Officer, Bank President, Chief Financial Officer, Chief Operations Officer, Chief Risk Officer, Chief Compliance Officer, Chief Credit Officer, Information Technology Manager and the Technology Oversight manager. The purpose of this committee is to identify and assess current information technology threats and risks, including those related to the Company’s new technology projects and ongoing strategic initiatives. On a quarterly basis, the Chief Operations Officer updates the full board of directors on the activities undertaken by the IT/Technology Committee. The Company has also established a cyber security training program, which requires every employee and member of the board to undertake annual training. The Bank’s cyber security compliance program is audited by the Bank’s outsourced internal auditor. Finally, the Bank maintains insurance which may provide coverage for expenses and certain losses incurred in connection with a cyber security incident

Hedging and Pledging Policy

The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities to attempt to separate the economic risk of holding the Company’s securities from the ownership of the securities. The Company’s insider trading policy therefore prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. In addition, the policy prohibits directors and executive officers from pledging Company securities, either as collateral for a loan or otherwise. However, outstanding pledges as of the time the policy was amended to prohibit pledging (November 23, 2021) were grandfathered and may remain in place. The prohibitions also do not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2021 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Senior Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Bank President
Christopher Ewing	Executive Vice President & Chief Operations Officer
Laura Criscione	Executive Vice President & Chief Compliance Officer

Executive Summary

Business Results

Fiscal year 2021 represented another successful year for the Company, as the economy began its recovery from the COVID-19 pandemic. Our employees adapted to hybrid schedules, and our customers began returning to a more normal level of business activity. The economy of our metropolitan New York trade area strengthened, but also continued to face challenges as the Omicron variant pushed COVID-19 case numbers higher in the fourth quarter and slowed economic activity.

Despite all the uncertainty in 2021, we achieved record full year results with reported net income available to common shareholders of $128.6 million. We achieved strong growth in our loan portfolio, even when excluding Paycheck Protection Program (“PPP”) loans, and in shareholders’ equity and tangible book value per share, while continuing to maintain strong asset quality. We remain well positioned for continued strong performance. During 2021, we accomplished the following:

●	Strong financial operating performance:

	○	Diluted earnings per share increased by 79.9% to $3.22 from $1.79 for 2020.

	○	For the full-year 2021, return on assets, return on tangible common equity and the efficiency ratio were 1.66%, 17.21% and 38.3%, respectively, all significantly improved from 2020, and all in the top-tier of industry performance.

	○	Pre-tax, pre-provision net revenue increased 27.7% in 2021 over 2020 and, for 2021, was 2.17% of average assets.

	○	Our net interest margin increased to 3.66% during 2021 from 3.46% for 2020.

●	Tangible book value per share increased by 15.0% to $20.12 at year-end 2021 from $17.49 at year-end 2020.

●	Asset quality remained strong. Our nonperforming assets ratio declined to 0.76% at year-end 2021 compared to 0.82% at year-end 2020.

●	Our tangible common equity ratio at year-end remained strong at 10.06%, up from 9.50% at year-end 2020.

2021 Compensation Decisions in Support of our Pay for Performance Philosophy

The Company had strong operational results and success during 2021, and continued its organic growth. Our executive compensation program, practices and pay decisions are designed to be directly aligned with shareholders through rigorous stock ownership guidelines and equity based long-term incentives. As a result, our executive team is better rewarded when our stockholders see greater returns, and rewarded less when returns are not strong.

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●

Ensuring that our key NEO’s maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEO’s;

●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;

●	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and

●	Rewarding individuals based on their responsibility and achievements within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis as well as our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2021, our compensation targets and pay mix (targeting market median) are show below and represent our goal to provide:

●	Significant portion of target pay that is at-risk and based on performance

●	Meaningful portion of pay that is denominated as equity

●	Half of our equity share grants will vest only if predetermined performance goals are achieved

CEO Target Pay Mix	Other NEOs Target Pay Mix (1)

(1)	Weighted Average of the Named Executive Officers other than the Chief Executive Officer

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:

	○	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term incentives)

	○	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features, as well as the ability of the Committee to negatively adjust payouts

	○	Caps on Incentives — We subject both short- and long-term incentive payments to caps

	○	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement

	○	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company

	○	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC

	○	Independence — The Committee engages an independent compensation consultant

	○	Competitive Benchmarking — The Committee engages an independent consultant to benchmark our compensation practices regularly to ensure executive compensation is consistent with market and best practices

○	Vesting Requirements – awards of restricted stock are made subject to vesting requirements, generally three years, to encourage retention of our high performing employees

●	What We Don’t Do:

	○	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements

	○	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money

	○	Excessive Perquisites — We do not permit perquisites other than those that are business-related

	○	Dividends on Unvested Stock Awards— We do not pay dividends or dividend equivalents on unearned performance units or restricted stock units.

	○	Hedging/Pledging - Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The policy also prohibits our directors and executive officers from pledging Company stock as collateral for a loan or otherwise (although pledges in effect on the date the policy was amended to prohibit pledging (November 23, 2021) were grandfathered and allowed to remain in place).

Say on Pay/Say on Frequency

The Company solicited a shareholder advisory vote on executive compensation in 2021, which received approval of 96.9% of the shares voted. Our shareholders have annually provided an advisory vote on executive compensation, which our Compensation Committee reviews and considers each year. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	● provides a competitive level of fixed income based on role, experience and individual performance; target market median

Annual Incentive Plan
● motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies
● rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan
● aligns executives’ interests with those of shareholders through equity-based compensation
● rewards executives for long-term shareholder value creation
● encourages retention through multiple year vesting
● motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	● provides a base level of competitive benefits for executive talent

Employment Agreements/ Severance & CIC Agreements
● provides employment security to key executives
● focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

2021 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee reviews salaries each year with a goal to retain competitive positioning with the market as the Company continues to grow. The Committee considerers the benchmark data provided by its consultant, performance, experience and any unique contributions of the role(s) as appropriate. In light of the uncertainty caused by the COVID-19 pandemic, the Committee determined that base salary levels should remain unchanged from 2020 to 2021, with improved performance reflected in the executive’s bonuses. The table below summarizes the salaries effective as of January 1, 2020 and January 1, 2021:

		2021 Base
Executive	2020 Base Salary	Salary	Increase
Frank Sorrentino III	$825,000	$825,000	-%
William S. Burns	430,000	430,000	--
Elizabeth Magennis	450,000	450,000	--
Christopher Ewing	375,000	375,000	--
Laura Criscione	310,000	310,000	--

In early 2022, based on the updated market benchmarking conducted by the Committee’s consultant, the Compensation Committee approved the following base salaries for 2022:

		Percent Increase
Executive	2022 Base Salary	From 2021
Frank Sorrentino III	$900,000	9.1%
William S. Burns	465,000	8.1
Elizabeth Magennis	500,000	11.1
Christopher Ewing	390,000	4.0
Laura Criscione	325,000	4.9

Peer Group & Competitive Benchmarking

The Compensation Committee typically conducts comprehensive benchmark reviews every other year. As a result, the peer group analysis and competitive benchmarking conducted in November 2019 was used to assess and set 2020 and 2021 compensation levels. Peer banks consisted of publicly traded Mid-Atlantic, Connecticut, Massachusetts, and Rhode Island bank holding companies with a total asset range of $4 billion to $18 billion, that positioned the Company at the median for assets at the time of selection. Below is a list of the 2019 peer group companies.

2019 Peer Group

Atlantic Union Bankshares Corporation	Flushing Financial Corporation
Berkshire Hills Bancorp, Inc.	Independent Bank Group, Inc.
Bridge Bancorp, Inc.(1)	Independent Bank Corp.
Brookline Bancorp, Inc.	Lakeland Bancorp, Inc.
Bryn Mawr Bank Corporation	OceanFirst Financial Corp.

Cadence Bancorporation(1)	Peapack-Gladstone Financial Corporation
Customers Bancorp, Inc.	Provident Financial Services, Inc.
Dime Community Bancshares, Inc.	Sandy Spring Bancorp, Inc.
Eagle Bancorp, Inc.	Univest Financial Corporation
First Midwest Bancorp, Inc.(1)	Washington Trust Bancorp, Inc.
First of Long Island Corporation

(1)	Subsequently acquired

During 2021, the Compensation Committee engaged its consultant to update the competitive benchmarking to serve as a reference for setting 2021 compensation.

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan, which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2021 incentive targets, which were unchanged from 2020, are summarized below.

Target Incentive Opportunity
(+/- 50% for each performance goal for
Executive	threshold, target and stretch)
Frank Sorrentino III	75%
William S. Burns	50
Elizabeth Magennis	50
Christopher Ewing	50
Laura Criscione	35

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, operating efficiency ratio and tangible book value) and individual executive performance. These metrics were selected by the Compensation Committee to reflect our profitability, strategic priorities and shareholder value. The weights and performance goals of these factors are summarized in the following table:

		Threshold	Target	Stretch
Performance Measure	Weight	(50%)	(100%)	(150%)
Core Return on Assets (ROA)	25%	1.05%	1.25%	1.45%
Operating Efficiency Ratio (1)	25%	43.5%	41.5%	40.0%
Tangible Book Value Per Share	25%	$17.75	$18.50	$19.25
Individual Strategic Performance	25%		Varies

(1)

The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding amortization of intangibles, foreclose property expense and other non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis and (ii) noninterest income, excluding securities gains/losses and other nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures (determined formulaically without any adjustments in recognition of COVID-19 or economic impact) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were calculated as follows:

	2021
Performance Measure	Performance	Result	Payout Result
Core Return on Assets (ROA)	1.66%	Above Stretch	150%
Operating Efficiency Ratio	38.3%	Above Stretch	150%
Tangible Book Value Per Share	$20.12	Above Stretch	150%
Individual Strategic Performance		(See Below)	150%

In determining the performance on the individual portion of the annual incentive, the Committee considered its assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2021, the Committee approved payouts of 150% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2020 Individual Results
Frank Sorrentino III
●Exhibited strong leadership in overseeing execution of the strategic plan and continued growth. Achievements included:
●Reorganized Executive Management and deepened the bench to support a growing infrastructure and geographic expansion
●Directed vision, strategy, and employee communication throughout various stages of the pandemic and a volatile economic environment
●Served as the de facto “Voice of CNOB” in all Marketing and Social Media activities
●Oversaw the Bank’s preparation to cross the $10 billion in total assets threshold
●Continued to provide VIP Client outreach
●Provided interaction with various potential M&A partners
●Engaged effectively with institutional investors - providing updates on the Company's success
●Guided strategies that produced the record performance of the organization
●Represented the Company in various FinTech consortiums to further technological and knowledge and capabilities of the organization
●Provided resources and leadership to BoeFly to expand primary business and new products

William S. Burns
●Managed capital effectively, including the issuance of non-cumulative preferred stock at very attractive terms, to support superior organic growth, an increased stock repurchase program and two common stock dividend increases
●Seamlessly Implemented CECL Accounting Standard, with minimal day one impact to capital and a positive market reaction
●Strengthened investor relations messaging contributing to stock price outperformance over the course of the year
●Further improved relationships with sell-side securities analysts leading to additional coverage
●Enhanced stress testing, strategic planning, and ALCO management, all of which are critical to the growing size of the Bank
●Oversaw a net interest margin that expanded by nearly 25 basis points over the course of the year, while the industry largely contracted.
●Efficiency ratio continued to improve to below 40%, reflecting disciplined oversight and guidance
●Managed the financially disciplined analysis and review of several potential M&A transactions

Elizabeth Magennis
●Reorganized lending organization and deepened the bench to support organic growth, a widening geographic reach and expanding infrastructure. Oversaw the onboarding of new Florida and Long Island lending teams
●Oversaw the successful implementation of a PPP forgiveness module through nCino
●Successfully cleared essentially all $1 billion of Cares Act Deferments with virtually no losses and minimal impairment
●Led the Bank’s organic loan and deposit growth of 9.5% and 6.2%, respectively, over the prior year.
●Oversaw office modernization and re-positioning of the Bank’s brick and mortar delivery channel
●Continued the build-out of nCino processing and SBA lending and CRE loan sale platforms
●Continued to streamline operations utilizing technology to maintain best-in-class efficiency
●Oversaw growth in the loan portfolio despite the paydown or forgiveness of approximately $305 million on PPP loans.

Christopher Ewing
●Reorganized overall operations function and deepened the bench to support organic growth, a widening geographic reach and expanding infrastructure
●Created an operational efficiency committee to prioritize and define high value community projects, communicate between various areas, and align resources and goals.
●Modernized the account opening process utilizing e-signature and virtual documentation
●Migrated corporate datacenter from a physical location to the Microsoft Azure Cloud, providing the bank with a faster, more scalable and highly available network that will facilitate a more efficient build-out
●Increased Cybersecurity monitoring and depth of scope as the security landscape becomes increasingly complex
●Upgraded the remote access VPN solution providing secure and safe access to the ConnectOne Bank cloud
●Enhanced the Bank’s disaster recovery solution with a quicker time to recovery and a more stable, secure and geographically separate Disaster Recovery (DR) environment.
●Oversaw our conversion to VisaDPS providing better client product offerings
●Upgraded BoeFly’s production platform to a faster, more scalable, and more secure environment

Laura Criscione
●Provided leadership in all aspects of Vendor Management, Fraud, Compliance and BSA
●Provided leadership for the regulatory examination process, acting as the Bank’s point-person for safety and soundness, BSA and Vendor Management
●Enhanced the risk assessment platform by standardizing processes. Made specific improvements to risk assessment models for BSA/AML and OFAC
●Improved the effectiveness of the Bank’s Vendor Management Process while also implementing Vendor Management Program at BoeFly subsidiary
●Expanded SAR filing penetration to be commensurate with the Bank’s growth
●Enhanced the CyberSecurity Risk Assessment and GLBA Risk Assessment to meet regulatory requirements and best practices

	2021 Target Annual	2021 Actual Annual
Executive	Incentive Award	Incentive Award
Frank Sorrentino III	$619,000	$928,000
William S. Burns	215,000	323,000
Elizabeth Magennis	225,000	338,000
Christopher Ewing	188,000	281,000
Laura Criscione	109,000	163,000

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2021, the Committee approved a target long-term incentive award (split evenly between performance shares and time vested restricted stock).

2021 LTIP Mix–All NEOs

Time-vested restricted stock unit (RSU) awards have a target opportunity but can be granted based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% of target for that component, based on the Committee assessment. Once granted, restricted stock vests ratably over a three-year period, and is subject to forfeiture if the grantee leaves service prior to the vesting date.

Performance-based restricted shares (Performance shares) are granted at target and earned based on our three-year performance for the period January 1, 2021 through December 31, 2023. The potential number of shares that can vest following the three-year performance period range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same three-year performance period. The Industry Index is objectively determined and consists of banks in the Mid-Atlantic and Northeast Region with total assets between $2.5 billion and $12.5 billion, traded on the NASDAQ or NYSE exchanges.

Performance shares vest after three years based on the Company’s Core ROA performance relative to the Industry Index banks in accordance with the payout scale below:

CNOB Ranking vs. Industry	% of Performance Units Earned
Index	(2021 – 2023)
75th percentile and above	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

Below is a summary of the 2021 grants.

Performance shares were issued in March 2021 at target, since vesting is dependent upon actual performance during the three-year period commencing January 1, 2021 and ending December 31, 2023.

Restricted Stock Units were granted in March 2021 based on the Compensation Committee’s consideration of 2020 Company and Individual performance. Considerations in determining the award of restricted stock included continued strong profitability and low operating efficiency ratio, and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Nevertheless, performance in 2020 was somewhat muted due to the impact of the pandemic. Based on these assessments, the Committee approved grants at approximately 125% of target, below the maximum potential grant of 150%.

Grants were approved by the Committee as follows:

	Performance Shares		Restricted Stock Units		Total
Executive	Target # Shares	Grant Value	# Shares	Grant Value	Grant Value
Frank Sorrentino III	16,343	$412,497	20,429	$515,628	$928,125
William S. Burns	5,111	$129,002	6,389	$161,258	$290,260
Elizabeth Magennis	5,349	$135,009	6,686	$168,755	$303,764
Christopher Ewing	4,457	$112,495	5,349	$135,009	$247,504
Laura Criscione	2,149	$54,241	2,687	$67,820	$122,061

By policy, we do not pay current dividends or dividend equivalents on unearned performance units or restricted stock units.

2019 – 2021 Performance Share Vesting

Performance shares granted in the first quarter of 2019 were designed to vest between 0% to 150% of target based on the Company’s relative core return on assets compared to an objectively determined industry index (i.e., U.S. bank holding companies headquartered in the Northeast and Mid-Atlantic regions with total assets between $2.0 billion and $11.0 billion as of year-end 2018). Based on data reported by S&P Global for the period January 1, 2019 through December 31, 2021, the Company’s actual core return on assets of 1.41% ranked at the 83rd percentile resulting in the vesting of 150% of the target performance shares.

Benefits and Other Compensation

Retirement Benefits and Perquisites

One of the goals of the Company’s compensation program is to provide limited retirement benefits to our NEO’s as an additional retention tool. The Company therefore entered into Supplemental Executive Retirement Plans with each of its NEO’s, and supplemented the foregoing with 2021 Supplemental Executive Retirement Plans for each of Frank Sorrentino III, William S. Burns, and Elizabeth Magennis. The benefits under each plan differ based upon a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the plan at the time of any payment triggering event. In addition, Executives participate in the ConnectOne Bank 401(k) Retirement Plan, which is offered to all Bank employees. As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs, although a car allowance is provided to this group to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Employment Agreements

The Company is party to employment agreements with several executives. The following is a summary of those agreements.

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of at least $735,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health an0d welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

The employment agreement with Mr. Burns has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of at least $381,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’ Employment Agreement

The employment agreement with Ms. Magennis has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Ms. Magennis will receive an annual base salary of at least $352,000, subject to increase as determined by the Board. She will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Ms. Magennis for her reasonable business expenses, and provide her with a $750 monthly car allowance. In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Ewing’s Employment Agreement

The employment agreement with Mr. Ewing has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Ewing will receive an annual base salary of at least $310,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Ewing for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian Compensation Partners LLC (“Meridian”) as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Anti-Hedging/Pledging Policy

Our insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. This prohibition also includes hedging or monetization transactions, such as forward sale contracts, in which the stockholder continues to own the underlying security without all the risks or rewards of ownership. The policy also prohibits directors and executive officers from pledging the Company’s securities as collateral for a loan or otherwise (although pledges outstanding as of the date the policy was amended to prohibit pledging (November 23, 2021) are allowed to remain in effect).

Policy on Incentive Compensation Clawback

The Company has a clawback policy requiring the return of incentive compensation in the event of a financial restatement. Specifically, if the Company restates its financial statements, then, to the fullest extent permitted by law, the Company shall require each current or former executive officer, to reimburse such compensation that would have been in excess of that which would have been paid based to him or her upon the financial statements as so restated.

Stock Ownership Guidelines

The Compensation Committee has a stock ownership policy that requires officers with the title Executive Vice President and above, together with members of the Board, to own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer

●	Three (3) times the then annual base salary for the Bank President and the Executive Vice President, Chief Financial Officer

●	Two (2) times the then annual base salary for other Executive Vice Presidents

●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the later of (1) the day the individual become subject to the policy, or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●

Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

The Compensation Committee evaluates compliance with our stock ownership policy annually, and has determined that at year end 2021, all of our executive officers were in compliance.

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined our executive and employee incentive compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ended December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. The Committee will continue to evaluate the impact of the elimination of the performance-based exemption on its compensation programs. The Committee may award compensation in the future that is not fully deductible under Section 162(m) if the Committee believes that such compensation will help the Company achieve its business objectives and serve the best interests of its shareholders.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Kathern Nukk-Freeman
William A. Thompson

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 for the fiscal year ended December 31, 2021 and who were serving as of December 31, 2021, (collectively the “Named Executive Officers”):

		Salary	Bonus	Stock Awards(1)	Option Awards	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation(2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III, Chairman & Chief Executive Officer	2021	$825,000	-	$928,125	-	$928,000	$352,817	$35,044	$3,068,986
	2020	825,000	-	1,031,249	-	773,438	185,691	33,015	2,848,394
	2019	800,000	-	849,999	-	780,000	125,191	32,597	2,587,787
William S. Burns, Executive Vice President & Chief Financial Officer	2021	$430,000	$-	$290,260	$-	$323,000	$233,595	$29,044	$1,305,899
	2020	430,000	-	322,508	-	268,750	122,343	28,782	1,172,383
	2019	420,000	-	262,515	-	315,000	86,908	28,073	1,112,496
Elizabeth Magennis, President of ConnectOne Bank	2021	$450,000	$-	$303,763	$-	$338,000	$69,759	$25,432	$1,186,954
	2020	420,000	-	315,001	-	281,250	32,898	25,177	1,074,327
	2019	400,000	-	250,000	-	300,000	19,330	24,916	994,246
Chris Ewing, Executive Vice President & Chief Operations Officer	2021	$375,000	$-	$247,503	$-	$281,000	$120,483	$29,044	$1,053,030
	2020	375,000	-	281,259	-	225,000	94,333	28,782	1,004,374
	2019	360,000	-	225,010	-	270,000	64,404	26,597	946,011
Laura Criscione, Executive Vice President & Chief Compliance Officer	2021	$310,000	$-	$122,061	$-	$163,000	$18,456	$25,432	$638,949
	2020	310,000	-	135,627	-	135,625	13,334	24,620	619,206
	2019	300,000		131,247		157,500	8,166	22,795	619,708

(1)	Stock awards reported in 2021 reflect the grant date fair value of restricted stock units awards and performance units awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan. Restricted stock units awards are time-based, while the performance units awards are performance-based.

(2)	Mr. Sorrentino’s all other compensation total includes a $15,000 annual car allowance for 2019, 2020 and 2021.

Time-based restricted stock units awards

The value of the time-based restricted stock units awards reported in column (e) for each of our Named Executive Officers’ were as follows:

Name	Value of Restricted Stock Unit Awards Issued in 2021 (a)
Frank Sorrentino III	$515,628
William S. Burns	161,258
Elizabeth Magennis	168,754
Christopher Ewing	135,009
Laura Criscione	67,820

(a)	These values are based on the market value at the time of grant. Restrictions on time-based restricted stock units awards lapse at the rate of one-third each year over a three-year period.

Performance units awards

Restrictions on performance-based awards lapse based on achievement of the performance goals set forth in the awards agreement based on performance as compared to peer groups. The following tables details the value of the performance units award at the time they were granted, assuming a probable outcome regarding performance, and the value assuming the maximum achievement of performance goals.

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$412,497	$618,746
William S. Burns	129,002	193,505
Elizabeth Magennis	135,009	202,513
Christopher Ewing	112,494	168,742
Laura Criscione	54,241	81,361

POST-TERMINATION BENEFITS

Employment Agreements

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, William S. Burns our Senior Executive Vice President and Chief Financial Officer, Christopher Ewing, our Executive Vice President and Chief Operations Officer, and Ms. Elizabeth Magennis, our Bank President. Each of these agreements include provisions with respect to post-termination benefits, as described below.

In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2021, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$3,609,375	$-	$4,331,250
Value of Continued Health and Welfare Benefits	$27,439	$-	$27,439
Acceleration of Stock Awards	$-	$4,243,250	$4,243,250
Acceleration of Benefits Pursuant to Supplemental Executive Retirement Plans	$-	$-	$2,446,731*

* Pursuant to the Supplemental Executive Retirement Plan and the 2021 Supplemental Executive Retirement Plan, Mr. Sorrentino’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated target bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2021, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$1,612,500	$-	$1,935,000
Value of Continued Health and Welfare	$37,046	$-	$37,046
Benefits
Acceleration of Stock Awards	$-	$1,325,965	$1,325,965
Acceleration of Benefits Pursuant to
Supplemental Executive Retirement	$-	$-	$964,147*
Plans

* Pursuant to the Supplemental Executive Retirement Plan and the 2021 Supplemental Executive Retirement Plan, Mr. Burns’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2020, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$1,687,500	$-	$2,025,000
Value of Continued Health and Welfare	$14,446	$-	$14,446
Benefits
Acceleration of Stock Awards	$-	$1,325,180	$1,325,180
Acceleration of Benefits Pursuant to	$-	$0	$1,058,842*
Supplemental Executive Retirement
Plans

* Pursuant to the Supplemental Executive Retirement Plan and the 2021 Supplemental Executive Retirement Plan,, Ms. Magennis’ benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2020, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

Payments and Benefits	Involuntary Termination without Cause or Resignation for Good Reason	Change in Control	Involuntary Termination without Cause or Resignation for Good Reason following a Change in Control
Cash Compensation	$421,875	$-	$562,500
Value of Continued Health and Welfare	$37,046	$-	$37,046
Benefits
Acceleration of Stock Awards	$-	$1,147,859	$1,147,859
Acceleration of Benefits Pursuant to	$-	$-	$257,300*
Supplemental Executive Retirement Plan

* Pursuant to the Supplemental Executive Retirement Plan, Mr. Ewing’s benefit will accelerate upon a change of control if followed by a separation of service within 2 years of the date thereof, irrespective of whether it was a termination “without cause” or a resignation for “good reason.”

In addition, the Company is subject to a Change in Control Agreement with Ms. Criscione. Under the terms thereof, if the Company were to undergo a “change in control” as defined in the Change in Control Agreement, followed by either (i) involuntary termination of Ms. Criscione’s employment by the Company or the Bank or (ii) voluntary termination of employment by Ms. Criscione under certain circumstances provided for in the agreement, then Ms. Criscione would be entitled to a lump sum payment equal to the highest annual salary assigned to her during the twenty four months prior to Change in Control plus the highest annual bonus paid to or accrued by her. Such amount shall be paid within 10 days, subject to compliance with section 409A of the Internal Revenue Code, after the Company or the Bank receives an executed a general release of claims in favor of the Company, the Bank, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees.

Based upon the current base salaries and the last cash bonus paid to Ms. Criscione, if a change in control occurred as of December 31, 2021, Ms. Criscione would have received a payment of $473,000.

CEO Pay Ratio

Frank Sorrentino III, our Chairman and Chief Executive Officer, had fiscal 2021 total compensation of $3,068,986 , as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Sorrentino, was $65,242 for 2021, based on a median total cash compensation as of December 31, 2021. As a result, Mr. Sorrentino’s 2021 annual compensation was approximately 47.0 times that of the median annual compensation for all employees.

Grants of Plan-Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2021:

								All other	All other
								stock	stock
								awards:	awards:		Grant date
		Estimated future payouts			Estimated future payouts			Number of	Number of	Exercise or	fair value of
		under non-equity incentive			under equity incentive			shares of	shares of securities	base price	stock and
		plan awards			plan awards			stock or	underlying	of option	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Frank Sorrentino III	3/23/2021				8,172	16,343	24,515	20,429			$928,125
William S. Burns	3/23/2021				2,556	5,111	7,667	6,389			290,260
Elizabeth Magennis	3/23/2021				2,675	5,349	8,024	6,686			303,763
Christopher Ewing	3/23/2021				2,229	4,457	6,686	5,349			247,503
Laura Criscione	3/23/2021				1,075	2,149	3,224	2,687			122,061

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards as of December 31, 2021:

	Option Awards					Stock Awards
Equity
			Equity					Equity	incentive plan
			incentive plan					incentive plan	awards: market
			awards:					awards:	or payout
	Number of	Number of	Number of					Number of	value of
	securities	securities	securities			Number of	Market value	unearned	unearned
	underlying	underlying	underlying			shares or units	of shares or	shares, units	shares, units
	unexercised	unexercised	unexercised			of stock that	units of stock	or other rights	or other rights
	options (#)	options (#) un-	unearned	Option	Option	have not	that have not	that have not	that have not
	exercisable	exercisable	options	exercise price	expiration date	vested	vested	vested	vested
Name	(#)	(#)	(#)	($)	(#)	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III	-	-	-	$-		66,907	2,188,528	102,411	$3,349,872
William S. Burns	-	-	-	-		20,892	683,377	31,932	1,044,504
Elizabeth Magennis	-	-	-	-		20,790	680,041	31,450	1,028,721
Christopher Ewing	-	-	-	-		17,960	587,472	27,734	907,171
Laura Criscione	-	-	-	-		8,987	293,965	14,029	458,897

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2021 by our Named Executive Officers:

	Option awards		Stock awards
	Number of		Number of
	shares		shares
	acquired on	Value realized	acquired	Value realized
	exercise	on exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Frank Sorrentino III	-	$-	46,466	$$1,212,219
William S. Burns	-	-	13,758	359,306
Elizabeth Magennis	5,158	139,782	13,167	359,306
Christopher Ewing	-	-	11,726	306,354
Laura Criscione	5,616	124,428	6,556	170,971

Nonqualified Deferred Compensation

Supplemental Executive Retirement Plan

Each participants listed below are parties to a Supplemental Executive Retirement Plan Agreement and a Split Dollar Life Insurance Agreement. Each of Messrs. Sorrentino and Burns and Ms. Magennis are also parties to a 2021 Supplemental Executive Retirement Plan Agreement dated of April 1, 2022 that augments and supplements the original Supplemental Executive Retirement Plan Agreement. Subject to their terms and conditions, each Supplemental Executive Retirement Plan agreement and 2021 Supplemental Executive Retirement Plan Agreement is an unfunded promise intended to provide each of the participants with certain supplemental benefits upon retirement, or if earlier, upon his or her separation from service for certain qualifying terminations of employment. The amount and timing of payment of the supplemental retirement benefits vary based on a number of factors, including, among others, the participant’s age, the reason for any separation from service, and whether the participant has met the vesting requirements set forth in the agreement at the time of any payment triggering event.

The benefit amount payable to each Participant is a certain percentage of the Executive’s final salary, as defined in the Plan, exclusive of bonus, incentive compensation, and benefits as of the date of the termination of employment), as follows:

Participant	Final Salary Percentage
Frank Sorrentino III	37.5%
William S. Burns	30.0
Elizabeth Magennis	30.0
Christopher Ewing	20.0

Split Dollar Life Insurance Agreement

Pursuant to each of the Split Dollar Life Insurance Agreements, each named executive officer’s designated beneficiary will be entitled to share in the death proceeds payable under a life insurance policy owned by the Bank in the event of the participant’s death while the Agreement remains in effect. The amounts payable to the participants’ beneficiaries vary among the participants, and the age at which a participant dies.

The following table sets forth certain information regarding nonqualified deferred compensation benefits to the Named Executive Officer of the Company during the Company’s fiscal year ended December 31, 2021:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions	contributions	earnings in	withdrawals/	balance at
	in 2021	in 2021	2021	distributions	last 2021
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Frank Sorrentino III	-	352,818	-	-	663,699
William S. Burns	-	233,596	-	-	442,847
Elizabeth Magennis	-	69,759	-	-	121,987
Chris Ewing	-	120,483	-	-	279,220
Laura Criscione	-	18,156	-	-	39,656

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2021:

					Change in
					pension value
					and
					nonqualified
				Non-equity	deferred
	Fees earned or		Options	incentive plan	compensation	All other
	paid in cash	Stock Awards	awards	compensation	earnings	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Stephen T. Boswell	$101,000	$45,000	-	-	-	-	$146,000
Frank W. Baier	92,000	45,000	-	-	-	-	137,000
Nicolas Minoia	90,000	45,000	-	-	-	-	135,000
Frank Huttle III	62,500	45,000	-	-	-	-	107,500
Daniel Rifkin	58,000	45,000	-	-	-	-	103,000
William A. Thompson	51,000	45,000	-	-	-	-	96,000
Katherin Nukk-Freeman	51,000	45,000	-	-	-	-	96,000
Michael Kempner	45,000	45,000	-	-	-	-	90,000
Joseph Parisi Jr.	45,000	45,000	-	-	-	-	90,000
Mark Sokolich	45,000	45,000	-	-	-	-	90,000
Alexander Bol	43,000	45,000	-	-	-	-	88,000
Anson Moise	17,000	45,000	-	-	-	-	62,000

We pay the non-employee members of the Company’s Board an annual fee of $45,000. Board members serving on committees also receive $1,000. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 1,605 restricted shares subject to forfeiture in 2021.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit and Risk Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit and Risk Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications.”

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2021, we paid the MWW Group a total of $237,250 for its services, including marketing, branding and related services. We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2022.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which one of our directors Joseph Parisi, Jr. serves as Chairman of the Board and CEO. During 2021, we paid Otterstedt a total of $196,225 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use Otterstedt during 2022.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch had an initial term ending on June 30, 2026. The initial rent for the branch was $157,795 per year, and the rent would increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2021, the rent was $18,617 per month, which was equal to the prior year’s rent. In August of 2021, the premises was sold to an unaffiliated third party. For the eight months ended August 31, the Bank paid total rent of $148,935 for the Cresskill branch. For the entirety of 2022, the Bank paid a total of $223,404.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2026. The Bank has the option to extend the lease term for up to one additional five-year period. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2021, the Bank paid total rent of $209,477for the John Street, Hackensack branch.

Nicholas Minoia, a member of our Board of Directors is a member of a limited liability company which owns our Summit, New Jersey branch. Mr. Minoia owns approximately 50% of the membership interests in this limited liability company, and serves as its manager. The lease for the Summit branch has a term ending on February 1, 2024. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $81,000 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be as per the amounts set forth in the lease. For 2021, the Bank paid total rent of 140,350 for the Summit, New Jersey branch.

Daniel Rifkin, a member of our Board of Directors, is a member of a limited liability company which owns the Bardonia branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Bardonia branch has a term ending on August 31, 2028. The Bank has the option to extend the lease term for one additional five-year period. The rent paid by the Bank in 2021 was $261,880, and will increase three (3%) percent yearly, including any extension terms. In the event that the Bank exercises the option to terminate occupancy rights to the second floor office space, the rent will be adjusted as set forth in the lease.

Mr. Rifkin, is also a member of a separate limited liability company which owns the Blauvelt branch. Mr. Rifkin owns approximately 50% of the membership interests in this limited liability company, and does not serve as its managing member. The lease for the Blauvelt branch has a term ending on February 28, 2028. The rent paid by the Bank in 2021 was $108,135 with increases as set forth in the lease.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S
EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission under the Exchange Act are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation, as described elsewhere in this proxy statement. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

PROPOSAL 3
RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee has appointed the firm of Crowe LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2022. This appointment will continue at the pleasure of the Audit and Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe LLP has served as our independent registered public accounting firm since July 1, 2014, and one or more representatives of Crowe LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe for professional services rendered for the years ended December 31, 2021 and 2020.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2021 and 2020 by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended
	December 31
	2021	2020
Audit Fees	$715,900	$616,600
Audit Related Fees	50,000	200,000
Tax Fees (1)	28,820	24,000
Other Fees	158,892	173,368
Total Fees	$953,612	$1,013,968
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2021 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED ONLINE OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2023 proxy material must be received by the secretary of the Company no later than January 24, 2023.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2021, except for each of Frank Sorrentino III, William S. Burns, Elizabeth Magennis, Christopher J. Ewing, Laura Criscone and Michael J. McGrover; each with respect to one transaction occurring on March 15, 2021, and two transactions occurring on March 19, 2021 (the “Delinquent Reports”). Each of the foregoing is related to netting transactions for tax withholding in connection with the vesting of restricted stock granted in prior years. Each of the Delinquent Reports results from delay in the calculations of the number of shares to be netted out.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CNOB2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D73522-P70682 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CONNECTONE BANCORP, INC.	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:
01)	Frank Sorrentino III	07)	Anson M. Moise
02)	Stephen T. Boswell	08)	Katherin Nukk-Freeman
03)	Frank W. Baier	09)	Joseph Parisi Jr.
04)	Frank Huttle III	10)	Daniel Rifkin
05)	Michael Kempner	11)	Mark Sokolich
06)	Nicholas Minoia	12)	William A. Thompson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	To vote, on an advisory basis, to approve the executive compensation of ConnectOne Bancorp, Inc.'s named executive officers, as described in the proxy statement.	☐	☐	☐
3.	To ratify the appointment of Crowe LLP as the Company's independent registered public accountants for the fiscal year ending December 31, 2022.	☐	☐	☐
NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D73523-P70682

CONNECTONE BANCORP, INC.
Revocable Proxy for Annual Meeting
of Shareholders May 24, 2022
Solicited on behalf of the Board of Directors

The undersigned hereby appoints the Board of Directors of ConnectOne Bancorp, Inc. (the "Company"), and each of them to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of Shareholders of the Company and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. Due to guidance from the Federal and New Jersey state governments regarding the impact of COVID-19, this year's Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/CNOB2022. Because the Annual Meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors, "FOR" the non-binding advisory resolution approving the Company's executive compensation, and "FOR" ratification of the appointment of Crowe LLP as the Company's independent registered public accountants.

Continued and to be signed on reverse side